August 23, 2004

Dr. Fred B. Caffey

300 Old Liberty Drive

Martinsville, VA 24112

Dear Fred:

In accordance with our telephone conversation of August 23, 2004, please consider the following as an addendum to our existing lease, which is scheduled to renew on October 31, 2004.

Addendum

August 23, 2004

Addendum to lease dated March 14, 1994 subsequently amended September 12, 2003 by and between Fred B. Caffey of Martinsville, Virginia herein referred to “Lessor” and Hooker Furniture Corporation of Martinsville, Virginia herein referred to “Lessee”. All portions of said lease will be continued on a month-to-month basis beginning November 1, 2004. Either party has the right to cancel with a 90 day notice to the other party. Lessor leases his property known as Caffey Warehouse located at 71 Gallagher Road off Highway 58 East of Martinsville to the Lessee, the rent being $22,500 per month and the rate being $.18 per square foot per month. The rent is due and payable on the first of each month to the Lessor at 407 Starling Avenue, Martinsville, Virginia 24112.

Please sign and retain a copy for your files and sign and forward the second copy to my attention using the enclosed, self-addressed envelope.

/s/ Edwin L. Ryder
Edwin L. Ryder Hooker Furniture Corporation, Lessee

/s/ Fred B. Caffey, Lessor
Fred B. Caffey, Lessor

P.O. Box 4708, Martinsville, Virginia 24115  •  276-632-2133  •  www.hookerfurniture.com